Exhibit 2.2

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
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In re	:	Chapter 11
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MF GLOBAL HOLDINGS LTD., et al.,	:	Case No. 11-15059 (MG)
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Debtors.[1]	:	(Jointly Administered)
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ORDER GRANTING THE PLAN PROPONENTS’ MOTION FOR

ENTRY OF AN ORDER APPROVING NONMATERIAL MODIFICATIONS

TO THE PLAN PURSUANT TO SECTION 1127(b) OF THE BANKRUPTCY CODE

This matter coming before the Court on the Plan Proponents’ Motion for Entry of an Order Approving Nonmaterial Modifications to the Plan Pursuant to Section 1127(b) of the Bankruptcy Code (the “Motion”)2, dated April 22, 2013; and the Court having reviewed the Motion and having heard the statements of counsel regarding the relief requested in the Motion at a hearing before the Court (the “Hearing”); the Court finding that (i) the Court has jurisdiction over this matter pursuant to 28 U.S.C. §§ 157 and 1334, (ii) this is a core proceeding pursuant to 28 U.S.C. § 157(b), and (iii) notice of the Motion and the Hearing was adequate under the circumstances and in compliance the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, the Local Bankruptcy Rules, and the Case Management Order; and the Court having determined that the legal and factual bases set forth in the Motion and at the Hearing establish just cause for the relief granted herein;

IT IS HEREBY ORDERED THAT:

1. The Motion is GRANTED.

[1]	The debtors in these chapter 11 cases are MF Global Holdings Ltd.; MF Global Finance USA Inc.; MF Global Capital LLC; MF Global Market Services LLC; MF Global FX Clear LLC; and MF Global Holdings USA Inc. (collectively, the “Debtors”).
[2]	Capitalized terms not defined herein shall have the meaning given to them in the Motion.

2. The modifications to the Plan set forth in the Plan Blackline, including, but not limited to, the creation of the Litigation Trust pursuant to the Litigation Trust Agreement (collectively, the “Plan Modifications”), satisfy the requirements of 11 U.S.C. § 1127(b) and are hereby approved.

3. The Confirmation Order remains in effect and applies to the Plan, as modified to include the Plan Modifications (the “Modified Plan”), such that the Modified Plan is deemed confirmed by the Confirmation Order; provided, however, that any finding of fact or conclusion of law in the Confirmation Order that pertains to a provision of the Plan that is modified by the Plan Modifications shall be deemed modified as necessary to account for such Plan Modifications.

4. The Plan Proponents, and any other person necessary to take any actions to effectuate the provisions of the Modified Plan, and their successors are authorized and empowered to make all necessary modifications to the Litigation Trust Agreement that are consistent with the Modified Plan, the Confirmation Order, and this Order, without further order of this Court.

5. The Plan Proponents are authorized to take all such actions as are necessary or appropriate to implement the terms of this Order.

6. The Court shall retain jurisdiction to hear and determine all matters arising from or related to the implementation, interpretation, and enforcement of this Order.

7. Any stay of this Order provided by any Bankruptcy Rule, including, to the extent applicable, Bankruptcy Rule 3020(e), is hereby waived, and the terms and provisions of this Order shall be immediately effective and enforceable upon its entry.

Dated: May 2, 2013
New York, New York	/s/ Martin Glenn
MARTIN GLENN
United States Bankruptcy Judge